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EXHIBIT 10.5

                          COMBINED TECHNOLOGY AGREEMENT
                       (with Assignment of Trade Secrets)


THIS COMINED TECHNOLOGY AGREEMENT, made as of the 22nd day of September, 2006 by and among:

FRANK G. PRINGLE, an adult individual, competent to contract, residing at 8 Tallowood Drive, Medford, New Jersey 08053, hereinafter "PRINGLE"; and
LOIS AUGUSTINE-PRINGLE, an adult individual, competent to contract, residing at 8 Tallowood Drive, Medford, New Jersey 08053, hereinafter "AUGUSTINE"; and MOBILSTREAM OIL, INC., a Delaware corporation with principal offices located at 408 Bloomfield Drive, Units #1 & #2, West Berlin, New Jersey 08091, hereinafter "MOI";

                                       AND

CARBON RECOVERY CORPORATION, a New Jersey corporation with principal offices located at 408 Bloomfield Drive, Unit #3, West Berlin, New Jersey 08091, hereinafter "CRC"; and
GLOBAL RESOURCE CORPORATION, a Nevada corporation with principal offices located at 209 Robwood Road, Baltimore, Maryland 21222, but as of the date hereof being moved to 408 Bloomfield Drive, Unit #3, West Berlin, New Jersey 08091, hereinafter "GRC";

WITNESSETH THAT:

         WHEREAS, PRINGLE is an inventor who, since the 1990's has been experimenting with the use of targeted, variable frequency microwaves for the decomposition of various materials, especially hydrocarbons in various forms and compositions and commercial uses;

         WHEREAS, PRINGLE has, over the years, made certain licensing agreements with Careful Sell Holding relating to the technology and trade secrets developed by him, with Careful Sell Holding transferring all of its rights such that the end result of which was that the technology and trade secrets were ultimately transferred, sold, conveyed, and assigned to MOI;

         WHEREAS, AUGUSTINE was a member of Careful Sell Holding and executed various related documents on its behalf and is accordingly joining herein;

         WHEREAS, MOI sold an exclusive license for the use of the technology and trade secrets to CRC in exchange for the issuance of 37,500,000 shares of CRC's Common Stock, which license provided for certain on-going royalties;

         WHEREAS, CRC has entered into a Plan and Agreement of Reorganization with GRC, whereby in a so-called "C" Reorganization GRC is acquiring substantially all of the assets of CRC, of which assets the primary one is the license rights to the technology and the trade secrets;



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         WHEREAS, in view of the prior chain of title with respect to the license rights, the parties desire to have a single, unified document combining the prior assignments and confirming the transfer by Careful Sell Holding, the ownership by MOI, the exclusive licensing by MOI of CRC, and the ownership of such license rights by CRC, prior to the reorganization, and by GRC, after the Closing;

NOW, THEREFORE, intending to be legally bound, in consideration of the promises and covenants previously made and made hereby, the parties acknowledge their understandings, as follows:

1. PRINGLE hereby represents and warrants that it was his intent, consistently, at all times, to have transferred the technology and trade secrets to Careful Sell Holding. PRINGLE further represents and warrants that, in fact, he transferred all of his right, title and interest in and to the technology and trade secrets to Careful Sell Holding, first the waste tire decomposition application and subsequently the other applications. He hereby represents and warrants that Careful Sell Holding was, at the time of the transfer by it to MOI, the sole and exclusive owner of the technology and trade secrets, that Careful Sell Holding had the full authority, right and power to transfer, sell, convey and assign such technology and trade secrets to MOI, and that Careful Sell Holding in fact made a full and complete transfer of all of its rights to MOI. By joinder to this Agreement, Careful Sell Holding confirms such representations and warranties and confirms that it was the sole and exclusive owner of the technology and trade secrets, that it had the full authority, right and power to transfer, sell, convey and assign such technology and trade secrets to MOI, and that it in fact made a full and complete transfer of all of its rights to MOI.

2. AUGUSTINE hereby represents and warrants that she was a fifty percent member of Careful Sell Holding, that PRINGLE first transferred the technology and trade secrets pertaining to the waste tire decomposition application to Careful Sell Holding and subsequently transferred the balance of the applications, and that Careful Sell Holding transferred its entire right, title, and interest in and to the technology and the trade secrets to MOI and that following such transfer MOI was the sole and exclusive owner of the entire technology and trade secrets and that Careful Sell Holding retained no interest therein..

3. MOI hereby represents and warrants that as of the date hereof it is the sole and exclusive owner of the technology and trade secrets, subject only to the rights previously conveyed to CRC. MOI represents and warrants that at the time of its licensing of CRC it was the sole and exclusive owner of the technology and trade secrets, that it had the full authority, right and power to license CRC, on an exclusive basis, to use the technology and trade secrets.

3. PRINGLE, AUGUSTINE and MOI represent and warrant that (a) all of the potential applications for the technology, (b) all of the components of the technology, and (c) all of the trade secrets relating to the technology and the potential applications have been, respectively, transferred to Careful Sell Holding and in turn transferred to MOI, and in turn licensed, on an exclusive license basis, to CRC and that CRC has the full authority, right and power to transfer, as licensee, its license to GRC. By joinder to this Agreement, Careful Sell Holding confirms such repressentations and warrantes.


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4. CRC hereby assigns all of its right, title and interest in and to the license, the technology and the trade secrets to GRC. CRC represents and warrants that such license is in good standing, with no event of default or delinquency as of the date hereof and free of all liens and encumbrances. MOI hereby confirms that such license is in good standing, with no event of default or delinquency as of the date hereof. MOI acknowledges awareness of the transfer and assignment of the license and consents thereto and accepts GRC as the licensee, releasing CRC from all further responsibility thereunder.

5. MOI, CRC, and GRC acknowledge that over the years there have been various transfer documents, various license documents, and expansions in the scope of the technology applications and agree that it is desireable to have a single document setting forth the terms of the license. Accordingly, while all such prior transfers as summarized hereinabove are to remain in full force and effect so that MOI is the sole owner of the technology and the trade secrets and the licensor thereof and GRC is the sole and exclusive licensee thereof, in all other respects this Combined Technology Agreement is intended to supersede and replace all prior agreements, documents, writings, memoranda, understandings and licenses and the relationship between MOI and GRC shall be governed by the terms and conditions hereof.

6. (a) MOI (hereinafter the "Licensor") hereby grants to GRC (hereinafter the "Licensee") the exclusive and worldwide right and license (the "License") to commercialize, use and exploit the Inventions for any purpose whatsoever, whether in recycling tires or in other commercial activities; to practice the processes of recycling tires through the use of proprietary technology utilizing wavelength specific microwaves and sub atmosphere vacuum chambers; to make, assemble, and use apparatus, machinery, auxiliaries, and all devices for carrying such Inventions and processes into practice; and to make, use, sell, or dispose of the products of such processes and apparatus, machinery, auxiliaries, and devices (the "Process").

(b) The Licensor hereby grants to the Licensee the right to grant sublicenses on such terms as are consistent with the provisions of this Agreement and to such sublicensees as are acceptable to the Licensor, in its sole and exclusive discretion.

(c) The exclusive rights and License herein granted shall include all Inventions, improvements, enhancements and modifications thereto made or conceived during the term of this Agreement which the Licensor owns or controls or hereafter owns or controls, and all patent applications and patents based on or covering the same which the Licensor now owns or controls or hereafter owns or controls.

(d) If the Licensee desires to make or cause to be made any apparatus, machinery, auxiliaries, devices, or parts therefor to exercise the rights and License granted to the Licensee pursuant to this Section 1, then the Licensor shall provide the Licensee, or its nominees, with such blueprints and working drawings as are available to the Licensor, and all other data and information reasonably necessary for the manufacture thereof.

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7. The Licensor represents that:
         (i) Such Inventions, including the Process, are secret, have not been revealed to anyone except the patent attorneys for the Licensor, and shall not be revealed to anyone during the term of the License without the prior approval of the Licensee;
         (ii) The Licensor has the right to grant the License hereby granted, has executed no agreement in conflict herewith and has not granted to any other person, firm, or corporation any right, license, shop-right, or privilege hereunder; and
         (iii) The Licensor has at no time filed, or caused to be filed, applications for patents, or obtained in their name, or caused to be obtained in the name of others, any patents in the United States or elsewhere based or covering any of the Inventions.

8. The Licensor shall furnish to the Licensee, or to its nominees and attorneys, all information and documents regarding such Inventions which are reasonably available to the Licensor, including the apparatus, processes, and formulae in respect thereof, to enable the Licensee to operate thereunder and to enable its attorneys to prepare and prosecute patent applications therefor; it being understood and agreed that, if so requested by the Licensor, the Licensee's attorneys shall collaborate with such other patent attorney as the Licensor may designate. The Licensor shall render to the Licensee such services in a consulting capacity as may be requested by the Licensee to instruct the Licensee, or its appointed nominees, in all operations pertaining to the industrial and commercial exploitation of the Inventions.

9. (a) Commencing on March 1, 2006, with respect to that application of the technology pertaining to the disposal of waste tires, CRC began the payment to MOI of a minimum annual royalty of $1,400,000 pursuant to an arrangement whereby the royalty is the greater of 7.5% of the Revenues, as hereinafter defined, or the minimum royalty. The minimum royalty is to incerease by $100,000 per annum on March 1 of each year until it reaches $1,800,000. (b) The Licensee shall pay to the Licensor royalties based upon the utilization of the various additional included technologies, as follows:

Utilization                         % royalty        Minimum Annual Royalty*
Dredged Sediments/Soils                 7.5          same as waste tires
Plastic Waste                           7.5          same as waste tires
Oil Shale Recovery                      10           2.8 million, increasing $100,000 pa** for 5 years
Oil Sands Recovery                      10           same as oil shale recovery
Cuttings Waste                          10           same as oil shale recovery
Resid Oil                               10           4.2 million, increasing $100,000 pa** for 5 years
Capped Well Recovery                    10           same as Resid Oil

* Minimum Annual Roaylties will commence as provided in (c) following.
** "pa" means per annum, with each increase commencing on the anniversary date of commencement of the utilization
(c) Payment of the Minimum Annual Royalty will not commence until such time as
(i) the Licensor certifies that a given technology is ready for actual field utilization, following all laboratory and BETA testing required, and (ii) Licensee (or a sub-licensee) commences actual utilization of the certified technology.
(d) For the purposes of this Agreement, Revenues shall mean all consideration of any value, from any sales of products, materials, energy, services or other revenue generated through utilization of the technology but shall exclude amounts for shipping, transmission, insurance or severance/sales tax.

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10. The Licensee shall at all times keep, and require all sublicensees to keep, an accurate account of the licensed operations, and shall render a full statement of the same in writing to the Licensor for each calendar quarter during the term of this Agreement, within thirty (30) days of the end of such calendar quarter, and concurrently with the rendering of such statement pay to the Licensor the amount of Royalties accrued during the corresponding calendar quarter. The Licensee agrees that the Licensor shall have the right, at its own expense and not more often than once in each calendar year, to have a certified public accountant acceptable to the Licensee examine the books of the Licensee and sublicensees, if any, for the sole purpose of verifying Royalty statements and Revenues.

11. This Agreement shall remain and continue in full force and effect on a continuous basis in perpetuity, but subject to the following:
         (a) The Licensee may at any time, upon thirty (30) days' written notice to the Licensor, terminate this Agreement and the licenses hereunder, the foregoing being without prejudice, however, to moneys due or to become due to the Licensor.
         (b) If any payments are in default for fifteen (15) days after written notice is given to the Licensee either by certified mail, return receipt requested or by commercial overnight delivery service with delivery fees paid, or if the Licensee is in default in performing any of the other terms of this Agreement and such default continues for a period of sixty (60) days after written notice thereof is given to the Licensee, then the Licensor shall have the right to terminate this Agreement upon giving notice to the Licensee at least ten (10) days prior to the effective date of termination, and thereupon the Agreement and the rights and License granted hereunder to the Licensee shall become void without prejudice to any remedy of the Licensor for the recovery of any moneys due it under this Agreement.
         (c) In the event of any adjudication of bankruptcy or of insolvency under any statute for the relief of debtors or the appointment of a receiver by a court of competent jurisdiction, or the assignment for the benefit of creditors or levy of execution directly involving the Licensee, this Agreement shall terminate.
         (d) Upon termination pursuant to this Section 5, the Licensee shall duly account to the Licensor and transfer to it all rights which it may have to the patents, inventions, processes, and apparatus, and all rights to any sublicense or sublicenses which may have been granted pursuant to the terms hereof.

12. (a) Licensor is not aware of any infringement by the Process or the Inventions. If infringement is alleged, Licensor will cooperate with Licensee in the defense of such claims and may, but shall have no obligation to, control such defense. The establishment by any third-party of the Inventions' or the Process's infringement of the rights of such third-party shall not be a breach of this Agreement.
(b) This Section sets forth the Licensor's entire liability for patent and/or copyright infringement related to the Process.

13. If during the term of this Agreement, the Licensor, individually or collectively, makes any further improvements in the Inventions or the mode of using them, or becomes the owner of any new improvements either through patents or otherwise, then the Licensor shall communicate such improvements to the Licensee and the Licensee shall have the right to include the same in this Agreement without additional compensation. If during the term of this Agreement, the Licensee, individually or collectively, makes any improvements in the Inventions or the mode of using them, then the Licensee shall communicate such improvements to the Licensor and Licensor shall have exclusive right, title and interest in all such improvements.

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14. (a) Licensee hereby acknowledges that the Inventions and Process, including design, drawings, documentation and other trade secret and intellectual property rights pertaining to the Inventions and Process are valuable rights which shall remain the sole property of Licensor and shall be maintained in confidence by Licensee, its employees and agents during the term of this Agreement and thereafter following termination of this Agreement, subject only to the use of such rights by the Licensee pursuant to the terms of this Agreement, unless such proprietary information is approved in writing by Licensor for release, publication, dissemination or use or is required by applicable law to be disclosed to a governmental authority; provided, however, that to the extent permitted by applicable law, Licensee shall use its best efforts to obtain the agreement of such governmental authority to maintain the confidentiality of any such proprietary information.
(b) Licensee and Licensor shall keep in strict confidence any and all important matters concerning the business terms covered by this Agreement. Licensee shall treat and handle all technical information, design data, specifications and like material pertaining to the Inventions and the Process or any improvements thereto in confidence and will use such material only to make, have made, use and sell products using the Inventions and the Process. Licensee shall return all technology and other papers and items which are embodied in physical form to Licensor promptly upon the termination of this Agreement. (c) The parties shall take all reasonable steps to eliminate the risk of disclosure of confidential information, including, without limitation, ensuring that only employees with a need to know information relating to the Inventions and/or the Process have access thereto and that such employees shall sign confidentiality agreements to treat the Inventions and the Process as confidential information. Licensee shall provide proper and secure storage for papers, drawings and other confidential matters.
(d) Licensee shall require any permitted sublicensee to sign an Agreement containing the same confidential provisions as are contained herein.

15. The parties voluntarily agree that any dispute or claim concerning or relating to this Agreement shall be resolved by binding arbitration in Camden County, New Jersey. The parties voluntarily waive their rights to seek judicial determination of such disputes or claims. The arbitration proceedings shall be conducted in accordance with the Commercial Rules of Arbitration promulgated by the American Arbitration Association, as amended from time to time. Any dispute arising under this Agreement or with regard to its interpretation shall be submitted for arbitration to the American Arbitration Association in Camden County, New Jersey in accordance with the rules and regulations of said Association. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

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16. Any notice required under this agreement shall be addressed to Licensor at 8
Tallowood Drive, Medford, New Jersey 08055 and to Licensee at Bloomfield
Business Park, 408 Bloomfield Drive, Suite 3, West Berlin, New Jersey 08091.

17. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and assigns of the parties hereto; provided, however, the rights of either party hereunder shall not be assignable, nor transferable, except to heirs, without the prior written consent of the other party, which consent may not be unreasonably withheld.

18. This Agreement and any attachments hereto constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether oral or written. No modification or claimed waiver of any of any of the provisions hereof shall be valid unless in writing and signed by the duly authorized representative against whom such modification or waiver is sought to be enforced.

19. Nothing contained in this Agreement shall be construed as conferring by implication, estoppel, or otherwise upon either party any license or other right except the License and rights expressly granted hereunder to that party.

         In Witness Whereof, the undersigned have executed and delivered this Combined Technology Agreement as of the day and year first above written.

                                              GLOBAL RESOURCE CORPORATION


                                              By:
                                                  ------------------------------

                                              MOBILESTREAM OIL CORPORATION


                                              By:
                                                  ------------------------------

                                              CARBON RECOVERY CORPORATION


                                              By:
                                                  ------------------------------



                                              Frank G. Pringle




                                              Lois Augustine-Pringle



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